EXHIBIT 10.1

**Confidential portions have been omitted pursuant to a request for confidential treatment and have been filed separately with the Securities and Exchange Commission (the “Commission”).**

PROFESSIONAL SERVICES AGREEMENT

This Professional Services Agreement (this “Agreement”) is entered into effective as of September 11, 2012 (the “Effective Date”), by and between Smart Online, Inc., a Delaware corporation with its principal offices located at 4505 Emperor Boulevard, Suite 320, Durham, NC 27703 (“Smart Online”), and Entre-Strat Consulting, LLC, a Georgia limited liability company with its principal address, at P.O. Box 751, Rome, Georgia 30162 (“ES Consulting”).  Each of SmartOnline and ES Consulting may be referred to herein individually as, a “Party,” and collectively as, the “Parties.”

BACKGROUND

A.           ES Consulting provides clients with certain “chief” executive-level professional services.

B.           Each of SmartOnline and ES Consulting desires to enter into this Agreement pursuant to which ES Consulting will perform the Services (as defined below) for SmartOnline.

NOW, THEREFORE, in consideration of the foregoing and of the Parties’ mutual covenants and agreements set forth herein, and of other good and valuable consideration, the receipt and sufficiency of which hereby are acknowledged, the Parties hereby agree as follows:

AGREEMENT

1.             Services.

a.           During the Term (as defined below), SmartOnline hereby engages ES Consulting as an independent contractor, and ES Consulting hereby accepts such engagement, to serve as SmartOnline’s “chief executive officer” and to perform those certain duties and tasks ordinarily performed by the chief executive officer of a similarly-sized company in the information technology industry, those tasks described in Exhibit A attached hereto, and such other services as may be agreed upon by each of SmartOnline and ES Consulting from time to time, all in accordance with SmartOnline’s policies and procedures as communicated in writing to ES Consulting (the “Services”).

b.           ES Consulting hereby agrees the Services shall be performed only by Robert M. Brinson, Jr. (the “Consultant”).  Further, ES Consulting hereby agrees the Consultant shall devote the Consultant’s best efforts to advance SmartOnline’s business and interests, and shall devote such time to the Consultant’s performance of the Services as ES Consulting believes in good faith is sufficient to perform the Services adequately, which in no event shall equal less than an average of THE CONFIDENTIAL PORTION HAS BEEN SO OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT AND HAS BEEN FILED SEPARATELY WITH THE COMMISSION per year, but will not exceed THE CONFIDENTIAL PORTION HAS BEEN SO OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT AND HAS BEEN FILED SEPARATELY WITH THE COMMISSION in any specific month unless the Parties otherwise agree in writing.

c.           During the Term, ES Consulting hereby agrees the Consultant will act reasonably and diligently in performing the Consultant’s assigned duties hereunder.  Subject to the terms of this Agreement, each Party agrees ES Consulting: (i) has the sole and exclusive right to control and direct the manner and means by which the Consultant renders the Services, provided that such manner and means must produce Services and deliverables of a quality reasonably satisfactory to SmartOnline; (ii) may perform the duties at any time or pursuant to any schedule, provided that the Services are completed within the time periods indicated within the description of the Services, or as otherwise specified by SmartOnline; (iii) shall have no obligation to follow any particular sequence in performing the Services; and; (iv) has the sole and exclusive right to make all decisions relating to terms and conditions of the Consultant’s employment relationship with ES Consulting, including, but not limited to, decisions regarding hiring, firing, discipline, reassignment, compensation and benefits; and (v) shall not be subject to SmartOnline’s policies regarding employee benefits, discipline, compensation or related matters.  Notwithstanding the foregoing, the Parties acknowledge and agree that SmartOnline’s general business policies and procedures shall guide Consultant’s actions hereunder.

d.           Smart Online shall provide ES Consulting and the Consultant with reasonable access to SmartOnline’s networks and workstations, as may be reasonably required in connection with such performance.  Except as otherwise required or provided by Smart Online, ES Consulting solely shall be responsible for providing all equipment and supplies required to undertake the Services.  To the extent that the Consultant is required to utilize any software not owned by ES Consulting in performing the Services, ES Consulting agrees the Consultant shall comply with all applicable laws and licenses.

2.             Payment for Services.  As consideration for ES Consulting’s performance of the Services, during the Term, SmartOnline shall pay ES Consulting, and ES Consulting shall accept as consideration from SmartOnline:

a.           a monthly fee equal to $14,000 payable in advance commencing on the Effective Date; provided, however, that SmartOnline’s board of directors (excluding any member of such board affiliated with ES Consulting) may increase such fee from time to time (the “Monthly Fee”).  As a condition to SmartOnline’s payment obligations set forth herein, ES Consulting must deliver to SmartOnline a written invoice describing the amounts then due;

b.           an annual cash bonus which shall be: (i) calculated based on the table attached hereto as Exhibit B; (ii) pro-rated for any partial calendar year; and (iii) payable to ES Consulting by no later than the last business day in January of the year immediately following the year during which such bonus was earned; provided that, prior to such payment date, this Agreement has not been terminated by SmartOnline pursuant to Section 5(d) below, or by ES Consulting pursuant to Section 5(b) below;

c.           a quarterly Intellectual Property Bonus (as defined in Exhibit C attached hereto) payable on SmartOnline’s second regularly scheduled employee pay date after the close of each calendar quarter or as otherwise set forth in Exhibit C;

d.           incentive stock options to purchase seventy-five thousand (75,000) shares of SmartOnline's common stock, at an exercise price equal to the closing market price of SmartOnline’s publicly traded common stock on the last trading day immediately prior to the Effective Date, which options shall vest at the rate of twenty-five percent (25%) per year, beginning on the first day of the month following the Effective Date, pursuant to the terms and conditions set forth in a certain nonqualified stock option agreement, dated as of the date hereof, by and between ES Consulting and SmartOnline; and

e.           contemporaneously with the execution of this Agreement, Consultant shall be granted an award of Fifty Thousand (50,000) shares of common stock of the Company, par value $.001 per share (“Common Stock”), whose issuance is conditioned on the Company meeting certain financial criteria. The terms of such award are as set forth in the Stock Award Agreement, of even date herewith, between the Company and Consultant.

f.           During the Term of this Agreement, ES Consulting will not be entitled to receive any compensation for Consultant’s service as a member of Smart Online’s board of directors.

3.             Reimbursement for Expenses.

a.           SmartOnline will reimburse ES Consulting for reasonable out-of-pocket business expenses incurred by ES Consulting in connection with its performance of the Services subject to the following conditions: (i) travel-related expenses (including car rentals and accommodations), other than those subsequently agreed by the Parties to be urgent, emergency, or otherwise extraordinary, must be approved in an advance writing by the person designated by SmartOnline; (ii) each expense which exceeds $500.00 must be approved in an advance writing by the person designated by SmartOnline; (iii) all requests for expense reimbursement must be submitted to SmartOnline in accordance with SmartOnline’s standard policies and procedures therefore; (iv) each expense for which ES Consulting requests reimbursement must be set forth in an invoice as a separate line item with a reasonable description of the nature of the expense; and (v) ES Consulting must submit to SmartOnline supporting documentation for all expenses.  SmartOnline will pay all valid and undisputed invoices accompanied by supporting documentation within thirty (30) days after SmartOnline’s receipt thereof.  For purposes of avoiding doubt, “reasonable out-of-pocket, business expenses” do not include a daily per diem or reimbursement for any meal unless such meal is directly related to ES Consulting’s performance of the Services.

b.           ES Consulting will maintain and provide SmartOnline with reasonable access to complete and accurate business records which substantiate the expenses incurred hereunder.

4.             Relationship of the Parties; Taxes.

a.           ES Consulting hereby acknowledges and agrees that neither it nor Consultant is an employee, representative or agent of SmartOnline except to the extent of the agency relationship expressly set forth herein.  ES Consulting will be classified as an independent contractor for certain federal and state legal and tax purposes.  Accordingly, SmartOnline will not pay or report federal, state or local income tax withholdings, social security taxes or unemployment insurance taxes (FICA and FUTA) with respect to ES Consulting or the Consultant, all of which will be ES Consulting’s sole responsibility.  Other than as set forth in this Agreement, ES Consulting will not be entitled to any benefits of any kind or nature from SmartOnline (such as health or disability insurance, retirement benefits or any other welfare or pension benefits under any plans or programs of SmartOnline), all of which will be the sole responsibility of ES Consulting.

b.           ES Consulting will be responsible solely for payment of all wages or other compensation to the Consultant; the provision of benefits thereto; payment, withholding and transmittal of payroll and other applicable taxes; payment of unemployment insurance contributions; provision of workers’ compensation insurance; and administration of unemployment and workers’ compensation claims involving the Consultant.

c.           SmartOnline expressly authorizes ES Consulting (and the Consultant through ES Consulting) to act as SmartOnline’s limited agent in connection with its performance of the Services.

5.             Term; Termination; Change of Control.

a.           The term of this Agreement will commence on the Effective Date and will continue for a period of one (1) year unless earlier terminated pursuant to this Section 5 (the “Initial Term”).  Upon the expiration of the Initial Term or any Renewal Term (as defined herein), this Agreement will automatically renew for additional one (1)-year terms (each, a “Renewal Term”) until earlier terminated pursuant to this Section 5 (the Initial Term and each Renewal Term, together, the “Term”).

b.           At any time, a Party may terminate this Agreement without Cause (as defined below), by providing the other Party with thirty (30) days’ prior written notice of its intention to so terminate.

c.           This Agreement may be terminated immediately upon the mutual written consent of the Parties.

d.           SmartOnline may terminate this Agreement for Cause by providing ES Consulting with at least fifteen (15) days’ prior written notice thereof.  For purposes hereof, “Cause” means any of the following: (i) ES Consulting breaches any material term or condition set forth herein, or any of its representations or warranties set forth herein, which breach is not cured within such fifteen (15)-day period; (ii) ES Consulting is or becomes insolvent; (iii) ES Consulting is or becomes a party to any bankruptcy or receivership proceeding or any similar action affecting its financial condition or property, if such proceeding has not been dismissed within thirty (30) days; (iv) ES Consulting makes a general assignment for the benefit of creditors; or (v) Consultant is convicted of or submits a plea of guilty or nolo contendere to a felony.

e.           This Agreement shall terminate immediately upon the death or Disability (as defined herein) of the Consultant.  For purposes hereof, “Disability” means the inability of the Consultant, due to the condition of his physical, mental or emotional health, effectively to perform the essential functions of the Services with or without reasonable accommodation for a continuous period of more than thirty (30) consecutive days, or for thirty (30) days in any period of sixty (60) consecutive days, as determined by physician retained by SmartOnline and licensed to practice medicine in the U.S.

f.            ES Consulting may terminate this Agreement immediately by providing SmartOnline with at least fifteen (15) days’ prior written notice thereof in the event of a Good Reason (as defined herein) which is not remedied within such fifteen (15)-day period.  For purposes hereof, “Good Reason” means ES Consulting’s termination of this Agreement due to any of the following reasons: (i) a material diminution in the Consultant’s role, title, authority and responsibilities; (ii) a material diminution in the Services or in ES Consulting’s compensation hereunder; (iii) SmartOnline’s breach of any material term or condition set forth herein, or of any of its representations or warranties set forth herein, which breach is not cured within such fifteen (15)-day period; (iv) SmartOnline is or becomes insolvent; (v) SmartOnline is or becomes a party to any bankruptcy or receivership proceeding or any similar action affecting its financial condition or property, if such proceeding has not been dismissed within thirty (30) days; or (vi) SmartOnline makes a general assignment for the benefit of creditors.

g.           Upon any termination or expiration of this Agreement, ES Consulting will take reasonable steps to wind down works in progress in an orderly fashion and, at ES Consulting’s sole cost and expense, ES Consulting will return to SmartOnline, in an expeditious manner, all data, records, documentation, and other property belonging to SmartOnline, including, without limitation, SmartOnline’s Confidential Information (as defined below) and Works (as defined below) then in the possession of ES Consulting, including copies, extracts, summaries and portions thereof, on whatever media rendered.

h.           Upon ES Consulting’s satisfaction of its obligations described in Section 5(g) above and SmartOnline’s acceptance of a final invoice from ES Consulting setting forth all fees, amounts and expenses due as of the Agreement’s effective expiration or termination date, as the case may be, SmartOnline will pay to ES Consulting all amounts properly set forth therein in accordance with Sections 2 and 3 above; provided, however, that if SmartOnline terminates this Agreement pursuant to Section 5(d) above, ES Consulting hereby agrees SmartOnline may withhold from such payment such amount as may be necessary to set-off any damages or liability incurred as a result of such termination.  Notwithstanding the foregoing, if ES Consulting terminates this Agreement pursuant to Section 5(f) above, or SmartOnline terminates this Agreement pursuant to Section 5(b) above, subject to Section 5(i) below, and in addition to the amounts set forth in the first sentence of this Section 5(h), SmartOnline shall pay to ES Consulting as an early termination fee an amount equal to three (3) times the then current Monthly Fee payable to ES Consulting pursuant to Section 2(a) above.  Such early termination fee shall be payable, at SmartOnline’s sole discretion, in one (1) lump sum within thirty (30) days after the date of such termination, or in three (3) equal monthly installments beginning as promptly as practicable after the date of such termination.

i.            Payment Upon Termination After Change of Control.

A.            If, at any time during the Term after the six (6) month anniversary of the Effective Date, a Change of Control (as defined herein) is consummated, as a result of which all of SmartOnline’s stockholders, based on their share ownership, receive proceeds consisting of cash and/or securities (a “Change of Control Proceeds”) valued at less than five dollars ($5.00) per share for their Common Stock (prior to taking into account any stock dividends, stock splits or other recapitalization events after the date hereof), and within twelve (12) months following the Change in Control, this Agreement is terminated by SmartOnline or the surviving entity, as applicable, pursuant to Section 5(b) above or by ES Consulting pursuant to Section 5(f) above; then SmartOnline shall pay to ES Consulting an early termination fee equal to the then current Monthly Fees that would have been payable to ES Consulting during the twelve (12)-month period beginning on the date of such termination but for such termination, which amount shall be paid in one (1) lump sum within thirty (30) days of the effective date of such termination; provided, however, that if the Change of Control Proceeds are valued at an amount equal to or greater than five dollars ($5.00) per share for their Common Stock (prior to taking into account any stock dividends, stock splits or other recapitalization events after the date hereof), and within twenty four (24) months following the Change in Control, this Agreement is terminated by SmartOnline or the surviving entity, as applicable, pursuant to Section 5(b) above or by ES Consulting pursuant to Section 5(f) above; then SmartOnline shall pay to ES Consulting an early termination fee equal to the then current Monthly Fees that would have been payable to ES Consulting during the twenty-four (24)-month period beginning on the date of such termination but for such termination, , which amount shall be paid in one (1) lump sum within thirty (30) days of the effective date of such termination.

B.             For purposes hereof, a “Change of Control” means the earliest to occur of the following:

(i)           the date on which any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), other than: (i) Smart Online; (ii) the trustee or other fiduciary holding securities under an employee benefit plan of SmartOnline; (iii) a corporation owned, directly or indirectly, by the stockholders of SmartOnline in substantially the same proportions as their ownership of stock of SmartOnline; or (iv) the existing holders of capital stock of SmartOnline as of the Effective Date or their respective affiliates; is/are or become(s) the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of SmartOnline representing more than fifty percent (50%) of the combined voting power of SmartOnline’s then outstanding securities; or

(ii)          on the condition that the transaction is consummated, the date the stockholders of SmartOnline approve a definitive agreement or plan for: (1) a merger, share exchange, consolidation or reorganization involving SmartOnline and any other corporation or other entity as a result of which securities representing more than fifty percent (50%) of the combined voting power of SmartOnline or of the surviving or resulting corporation or entity are held in the aggregate by persons different than the persons holding those securities (including their affiliates) immediately prior to such transaction; or (2) an agreement for the sale or disposition by SmartOnline of all or substantially all of SmartOnline’s assets.

j.           Any provision of this Agreement, which by its terms imposes continuing obligations on the Parties, including, but not limited to, Sections 2(a), 2(c), 3(a), 4, 5, 6, 7, 8, 9, 10, 11, 12 and 13 hereof, shall survive any expiration or termination of this Agreement.

6.             Confidentiality.  At all times, each Party shall: (i) not copy, disclose to third parties, or use the other Party’s Confidential Information for any purpose other than for the performance of its obligations under this Agreement; and (ii) protect the other Party’s Confidential Information with the same degree of care it exercises to protect its own Confidential Information (but in any event, with no less than a reasonable degree of care) to prevent the unauthorized, negligent, or inadvertent use, disclosure, or publication thereof.  For purposes hereof, “Confidential Information” shall mean any proprietary or not publicly available information disclosed or provided by or on behalf of a Party that reasonably should be understood to be confidential or proprietary in light of the circumstances of such disclosure or provision.  Confidential Information shall not include any information which: (A) was known to the receiving Party before such information was disclosed to, or obtained by, such receiving Party, as evidenced by such receiving Party’s prior written records; (B) is or later becomes publicly known through no wrongful act of either Party; or (C) is received without restriction with respect to use or disclosure by the receiving Party from a third party not known by such receiving Party to be the subject of a confidentiality obligation with the other Party and without violation of applicable law.  If a Party is required by order or other requirement of a court, administrative agency, or other governmental body or applicable law, to disclose the other Party’s Confidential Information, it may comply with such requirement provided that, in such event, such Party provides the disclosing Party with prompt written notice of such required disclosure, to the extent permitted under applicable law, and reasonable assistance in obtaining an appropriate injunction or protective order.  Upon the earlier to occur of a Party’s request or the expiration or termination of this Agreement, each Party shall return or destroy, as instructed by the other Party, all of such other Party’s Confidential Information.

7.             Intellectual Property Ownership.

a.           ES Consulting agrees SmartOnline shall own all right, title and interest in and to any and all Works.  ES Consulting expressly acknowledges that all aspects of the Works are to be considered “works made for hire” within the meaning of the Copyright Act of 1976, as amended (hereinafter the “Act”), and that SmartOnline is to be the “author” within the meaning of the Act.  To the extent that any Works are found as a matter of law not to be a “work made for hire” within the meaning of the Act, such works are hereby unconditionally and irrevocably assigned to SmartOnline.  In connection with the foregoing assignment, ES Consulting hereby agrees to execute and deliver all documents requested by SmartOnline in connection with its registration and enforcement of all patents, copyrights and other intellectual property rights and protections in any and all countries, without further consideration.  In the event that SmartOnline is unable for any reason, after reasonable effort, to secure ES Consulting’s authorized representative’s signature on any document needed in connection with the actions specified in this Section 7(a), or to otherwise perfect in SmartOnline the entire right, title, and interest in and to the patent application and related inventions, ES Consulting hereby irrevocably designates and appoints SmartOnline and its duly authorized officers and agents as ES Consulting’s agent and attorney-in-fact, to act for and in ES Consulting’s behalf to execute, verify and file any such documents and to do all other lawfully permitted acts to further the purposes of this assignment with the same legal force and effect as if executed by ES Consulting’s authorized representative.

b.           Notwithstanding Section 7(a) above, intellectual property which ES Consulting developed prior to the Term or outside of the scope of Services will not be considered Works.

For purposes hereof, “Works” means works of authorship, inventions, discoveries, compositions of matter, formulas, techniques, processes, concepts, designs, sketches, schematics, configurations, schedules, costs, pricing information, reports, research, studies, findings, business and market plans, customer or affiliate lists or any combinations thereof, including moral rights thereto, whether or not they may be patentable or subject to copyright, trademark or trade secret protection, learned, made or conceived by ES Consulting (or the Consultant), alone or in conjunction with others, during its performance of the Services that relate to the Scope of Business; and “Scope of Business” means the development and commercialization of a mobile and web applications building, configuration, deployment and management platform.

8.             Restrictive Covenants.  During the Term and for a period of one (1) year after any termination or expiration of this Agreement, ES Consulting agrees and covenants not to solicit for any purpose or perform any services or provide any products to any third party that engages in the Scope of Business.  Subject to the foregoing and to Section 1(b) above, nothing set forth herein shall be construed to prohibit ES Consulting from performing services for any third party.

9.             Specific Performance.  Each Party hereby acknowledges and agrees that the terms, conditions and restrictions set forth in Sections 6 and 7 hereof are reasonably necessary for the protection of the other Party’s business and goodwill, and that any breach or threatened breach by such Party of any of such terms, conditions and restrictions may cause such other Party substantial and irreparable harm for which monetary damages alone may not be adequate; and accordingly, that in the event of such a breach or threatened breach, the aggrieved Party shall have the right to seek immediate injunctive relief and/or specific performance, in addition to any other remedies available at law or in equity.  The foregoing provision shall apply mutatis mutandis to any breach or threatened breach by ES Consulting of any term or condition set forth in Section 8 above.  ES Consulting hereby acknowledges and agrees that the terms, conditions and restrictions set forth in Section 8 above are reasonably necessary for the protection of SmartOnline’s business and goodwill.

10.           Representations and Warranties.

a.           Each Party represents and warrants to the other Party that: (i) its performance under the Agreement will not violate any applicable law; (ii) it is duly incorporated, validly existing and in good standing under the laws of the jurisdiction of its incorporation; (iii) it has the full right, power and authority to enter into this Agreement and to perform its obligations hereunder; and (iv) this Agreement has been duly executed by its authorized representative and is legally binding upon it, enforceable in accordance with its terms, and does not conflict with any agreement, instrument, or understanding, oral or written, to which it is a party or by which it may be bound.

b.           ES Consulting represents and warrants to Smart Online that: (i) the Services provided by ES Consulting shall be performed in a professional and workmanlike manner in accordance with generally applicable industry standards; (ii) to ES Consulting’s knowledge, the Services and any Works prepared pursuant to this Agreement do not and will not infringe upon any patent, copyright, trademark, trade secret or other intellectual or other property right of any third party; (iii) it owns or otherwise has sufficient rights in each of the Services and the Works to grant to SmartOnline the rights granted herein; (iv) the Consultant is a party to written agreements with ES Consulting that contain terms, conditions and restrictions substantially similar to the terms, conditions and restrictions set forth in Sections 6, 7 and 8 above; and (v) the Consultant is either a “member” of ES Consulting, as such term is generally understood under the Georgia Limited Liability Company Act, or a W-2 employee of ES Consulting.

11.           Indemnification.  Each Party (in such case, the “Indemnifying Party”) will indemnify, defend and hold harmless the other Party and its officers, directors, managers, stockholders, employees, agents, representatives, successors and assigns (each, an “Indemnified Party”) from and against each and every third party demand, claim, loss, liability, or damage of any kind, including reasonable attorneys’ fees, that any Indemnified Party may incur by reason of, or arising out of: (i) a material breach of this Agreement or of any representation, warranty or covenant made herein by the Indemnifying Party; or (ii) the gross negligence or willful misconduct of the Indemnifying Party.

12.           Limitation of Liability.  In no event will either Party be liable to the other Party for any special, indirect, incidental, exemplary, consequential or punitive damages arising from or related to this Agreement, including, but not limited to, damages for loss of profits, even if such Party has been advised of the possibility of such loss or damages.  Further, in no event will either Party’s cumulative liability to the other Party for claims, losses or damages of any kind, whether based on contract, tort, negligence, indemnity or otherwise, arising from or related to this Agreement exceed the value of the actual compensation paid to ES Consulting pursuant to Section 2 above as of the date of the cause of action underlying such claim, loss or damage.

13.           Governing Law; Dispute Resolution.  This Agreement and the rights and obligations of the respective Parties hereunder shall be governed by, and interpreted and enforced in accordance with, the laws of the State of North Carolina, except for those conflicts of law rules thereof that would require or permit the application of the laws of another jurisdiction.  Upon demand of either Party, any dispute, claim or controversy arising out of, connected with or relating to this Agreement between or among Parties shall be resolved by binding arbitration in accordance with the then current Commercial Rules of the American Arbitration Association (including the expedited procedures and optional rules for emergency measures of protection thereunder) (the “Arbitration Rules”).  All arbitration hearings shall be conducted in Raleigh, North Carolina.  The arbitration shall be conducted by a panel of three persons selected as follows: each of SmartOnline and ES Consulting shall select one person to act as arbitrator; and such arbitrators shall select a third arbitrator within thirty (30) days of their appointment; all in accordance with the Arbitration Rules.  Each Party shall bear its own costs and expenses and attorneys’ fees, and an equal share of the arbitrators’ fees and any administrative fees of arbitration.

14.           Notices. Notices or other communications hereunder shall be in writing, and shall be deemed effectively given: upon personal delivery; upon confirmed delivery by facsimile or electronic email without notice of transmittal failure; on the third (3rd) day following delivery by a reputable overnight courier; or on the fifth (5th) day following mailing by registered or certified mail, postage prepaid; in each instance, addressed to the address set forth in the introductory paragraph hereof (or such other addresses so designated in accordance with this Section 14).

15.           Miscellaneous.  ES Consulting shall not assign or transfer its rights, duties or obligations hereunder unless SmartOnline consents to such assignment in writing prior to any such assignment.  This Agreement shall be binding upon and shall inure to the benefit of the Parties, and their respective heirs, executors, administrators, personal representatives, and permitted successors and assigns.  This Agreement may be executed simultaneously in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.  This Agreement may be executed by facsimile or PDF signatures.  No delay or omission by a Party to exercise any right or remedy accruing pursuant to any of the terms hereof shall impair any such right or remedy or be construed to be a waiver thereof.  A waiver by either Party of any of the covenants and agreements hereof shall not be construed to be a waiver of the future enforceability of such covenants and agreements or any other covenant or agreement herein contained.  Any modification or amendment of any provision of this Agreement must be made in writing and signed by an authorized representative of each Party.  This Agreement and the agreements described herein constitute and set forth the entire agreement and understanding among the Parties with respect to the subject matter hereof.  If any provision of this Agreement is declared invalid or unenforceable as a matter of law, such invalidity or unenforceability shall not affect or impair the validity or enforceability of any other provision of this Agreement or the remainder of this Agreement as a whole.  Neither Party will be liable for any delay or failure to perform resulting directly or indirectly from any causes beyond such Party’s reasonable control.

[Signature Page Follows]

IN WITNESS HEREOF, each of the undersigned executes this Agreement as of the Effective Date.

SMARTONLINE		ES CONSULTING

SmartOnline, Inc.		Entre-Strat Consulting, LLC

Name:	/s/ Dror Zoreff	Name:	/s/ Robert M. Brinson, Jr.
Robert M. Brinson, Jr., Principal
By:	Dror Zoreff

Title:	Chairman

EXHIBIT A

Without limiting the generality of the scope of Services described in Section 1(a) of the Agreement, ES Consulting shall oversee and manage SmartOnline’s:

●
day-to-day operations, technology developments, market development strategy, public relations, organizational chart and structure, among other operational matters typically overseen by a technology company’s chief executive officer;

●	budget, which includes, without limitation, the ability to:

o
reallocate funds across SmartOnline’s budget as long as such reallocations do not cause SmartOnline to exceed by more than ten percent (10%) the annual fiscal budget approved by SmartOnline’s board of directors;

o
exceed by no more than ten percent (10%) the annual fiscal budget approved by SmartOnline’s board of directors, if SmartOnline’s management team determines in good faith such excess will result in a positive return on investment for SmartOnline; and

o
the right to seek additional funds, which may or not be contemplated in the annual fiscal budget approved by SmartOnline’s board of directors, through third parties based on extraordinary need such as technology or business acquisition, legal needs, major market opportunities, among other extraordinary needs;

o
and the ability to approve, without seeking additional approval as established in SmartOnline’s expenditure approval policy, individual expenses no greater than seven thousand five hundred dollars ($7,500) (except for expenses described in Section 3 of the Agreement).

A-1

EXHIBIT B
ANNUAL CASH BONUS

Subject to the terms and conditions set forth in Section 2(c) of the Agreement, ES Consulting will be entitled to receive an annual cash bonus as follows:

●	Five percent (5%) of SmartOnline’s Net Profits (as defined below) greater than $1,000,000 but less than $2,000,000; and

●	Four percent (4%) of SmartOnline’s Net Profits (as defined below) greater than $2,000,000 but less than $3,000,000; and

●	Two percent (2%) of SmartOnline’s Net Profits (as defined below) greater than $3,000,000.

“Net Profits” means net earnings as set forth in SmartOnline’s audited financial statements included in the Form 10-K, excluding non-recurring items of income, gain, loss or expense treated as “extraordinary” items under U.S. Generally Accepted Accounting Principles, and without giving effect to the operation of any business operations commenced or acquired by SmartOnline after the Effective Date that are outside the scope of ES Consulting’s management duties.

B-1

EXHIBIT C
INTELLECTUAL PROPERTY BONUS

●
ES Consulting will be entitled to receive $100.00 for each patent filed  for a Work and under which the Consultant is listed as an inventor (as such term is generally understood under U.S. law) either individually or jointly (the “Contributed Patent”); and/or

●
ES Consulting will be entitled to receive .50% of gross revenues derived from Works or any other SmartOnline product or service which incorporates a Contributed Patent, for each Contributed Patent (the “Royalty”).  ES Consulting will be entitled to receive the Royalty during the Term and for a period of four (4) years thereafter, except in the event the Agreement is terminated by SmartOnline pursuant to Section 5(d) of the Agreement, in which event SmartOnline’s Royalty payment obligation shall cease effective as of such date of termination.

The above entitlements shall be referred to herein as, the “Intellectual Property Bonus.”

As a condition precedent to SmartOnline’s payment obligation with respect to the compensation described herein, ES Consulting must satisfy its obligations described under Section 7 of the Agreement.

C-1